230 West 41st Street, New York, NY 10036
                       Tel: 212/888-0044 Fax: 212/758-8994
                             http://www.sternco.com



September 19, 2005



Mr. Calvin Cao
Chairman and Chief Executive Officer
STEM CELL THERAPY INTERNATIONAL CORPORATION
2203 North Lois Avenue, Suite 929
Tampa, Florida 33607

VIA EMAIL: Calvin@scticorp.com


Dear Calvin,

We are looking forward to renewing our relationship with you and Stem Cell Therapy International Corporation ("SCTI", the "Company" or "Client").

This letter, when signed by you, will serve as the agreement between Stern & Co. ("Stern") and Stem Cell Therapy International Corporation pursuant to which Stern will serve Client as an independent contractor and provide investor and public relations counsel to the Client. Nothing contained herein shall preclude the Company from utilizing the services of any other investor and public relations firm at any time during the term of this agreement or otherwise.

          1.      AS COUNSEL, STERN WILL:

(a) Advise Client's management on investor and public relations aspects of Client's policies;

(b) Develop for Client's approval and implementation a program designed to achieve Client's communications objectives;

(c) Provide the services of its staff as may be reasonably required to assist Client in the implementation of its program.

(d) Carry out a media program to present the Client to the media. Stern shall orchestrate targeted media interviews between Client and key editors and reporters of the national media.

(e) Carry out an investor relations program to introduce the Client to the financial community. Stern shall market the Client's story to the appropriate audience in the investment community to enhance Client's visibility.

     2.     COMPENSATION:

          THE  FEE FOR THE SERVICES OF STERN SET FORTH IN PARAGRAPH 1 WILL BE AS
FOLLOWS:

(a) The Client will pay Stern the sum of $6,242.61 in cash, representing payment in full for Stern's services performed in July 2005 (as billed per Invoice No. 402934) and disbursements advanced (as billed per Invoice No. 402945).

(b) Newly issued and restricted shares of the Company's voting common stock (the "Shares") calculated to equal $12,000 per month (the "Monthly Shares"). The amount of Monthly Shares to equal this fee will be calculated by taking the average of the closing share price during the twenty (20) trading days prior to the start of each month. The Monthly Shares will be issued to Stern no later than thirty (30) days after the end of each month. Client agrees that in the event it or any successor or affiliate corporation engages in any public offering of its equity securities, or sale of the Company, Stern shall be entitled to "piggy-back" rights pursuant to which the Company will register all then issued and outstanding Shares in the possession of Stern or, in the case of a sale of the Company prior to any such registration, include all of Stern's Shares in such sale. The Company shall have no obligation under this agreement to engage in any public offering of its equity securities and shall have sole discretion regarding when and if any registration statement is ever filed by it with the United States Securities and Exchange Commission. Stern acknowledges and agrees that until the Shares are so registered, the Shares issued under this agreement will constitute "restricted securities" as such term is defined in Securities and Exchange Commission Rule 144 and that all Share certificates shall bear a restrictive transfer legend.

(c) In addition, Client agrees to reimburse Stern monthly in cash for out of pocket expenses incurred in this campaign. These expenses include but are not limited to such items as: copying, fax, Internet research, media meetings, telephone, messenger service, transportation and travel, mail and overnight mail, office services and supplies, publications and subscriptions, clipping services and associated costs.

(d) At the signing of this contract, we also require a deposit of $500.00 to be used as a revolving credit against out-of-pocket expenses incurred on your behalf. A check for this amount will also be due along with a signed copy of this Agreement. We will send you a monthly accounting of such costs and you agree to reimburse Stern in the amount of such charges immediately upon receipt of our invoice.

(e) In addition, all outside production services including but not limited to: printing, offsetting of materials, photostats, large-scale mailings, photography, art work, press parties and special events on your behalf will be re-billed to Client at the end of each calendar month with a standard agency mark up of 8.25% and are payable immediately upon receipt. It is specifically understood that Stern will enter into such contracts with outside providers only with your advance approval. We will act as your agent in connection with such agreed upon outside provider services, but providers will be informed that Client is ultimately responsible for payment of their bills in the event that Stern doesn't receive payment from Client directly.

No single outside production or vendor expense item over $100 will be undertaken without Client's advance approval. Client agrees to pay items in excess of $1,000 that are ordered by agency for Client at the time the order is agreed upon with the Client and ordered by the agency. Such payments would be made directly to the agency within 48 hours of ordering by the agency for the Client.

(f) If Client requests that Stern provide additional services, including (i) responding to matters such as litigation commenced or threatened against Client (for example, in responding to a subpoena) or (ii) rendering services that do not fall within the scope of the services contemplated by paragraph 1 of this Agreement, including without limitation, media and presentation training, drafting and producing an annual report, conducting a national or regional product or service publicity campaign, "crisis" or other extraordinary situations requiring unusual expenditure of time and/or effort by Stern personnel, it is understood that Stern will be entitled to additional fees, including staff time charges and reimbursement of expenses for services rendered to Client or time spent by Stern in connection with such matters. In the event services of the nature contemplated by paragraph 2(f)(ii) are required, a separate letter agreement setting forth the terms and conditions of such additional service will be executed by the parties hereto prior to the commencement of such services.

While this Agreement is in effect, Client shall promptly and diligently take whatever action is necessary to (1) register the Shares, pursuant to the piggy-back rights described above, in connection with any public offering of the Company's (including any successor corporation) equity securities, (2) maintain a public, trading market for the Shares on no less than the Pink Sheets market and (3) maintain Blue Sky compliance for the Shares in the State of New York. In the event of any merger, stock split or similar change in the Client's issued or outstanding stock, the number of Shares payable to Stern pursuant to this Agreement shall be proportionately adjusted.

3.     BILLING

Before the first day of each calendar month, Stern will submit its invoice(s) for the upcoming monthly payment, which will be payable on or before the fifteenth day of such month. Invoices for expenses will be submitted at the same time for the calendar month following the month to which they relate. All expense invoices will be payable upon receipt. In the event payment is not made within thirty (30) days delivery of an invoice, Client agrees to reimburse Stern for all costs (including reasonable attorney fees and disbursements) incurred in the collection of any overdue invoices. Client has thirty (30) days from the date the invoice is sent by Stern to challenge any disputed charges.

4.     CONFIDENTIALITY

Stern acknowledges its responsibility, both during and after the term of its appointment, to keep confidential any information regarding the Client that is designated by the Client as confidential; provided, however, that Stern shall not be required to keep such information confidential if it has become public through no fault of Stern or in response to any legal and/or regulatory action.

5.     INDEMNITY

Client acknowledges that it is not Stern's responsibility or obligation to verify facts, information or materials included in material prepared by Stern on Client's behalf. Accordingly, Client agrees to indemnify, defend and hold harmless Stern, its officers, directors, agents, employees and representatives (collectively, the "Indemnitees") from and against any and all Adverse Consequences (as defined) which the Indemnitees may incur, except to the extent such Adverse Consequences results directly from such Indemnitee's willful misconduct or gross negligence. The term "Adverse Consequences" means all actions, suits, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, rulings, damages, penalties, fines, amounts paid in settlement, interest, lost interest, liabilities, obligations, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses. Notwithstanding the foregoing, Stern acknowledges and agrees that Client shall have no indemnification responsibilities with regard to Stern's compliance with state and federal securities laws, rules and regulations applicable to Stern's ownership of the Shares.

6.     TERMINATION

(a) Stern's appointment under this Agreement shall be effective as of September 1, 2005. This agreement may be terminated on not less than 60 days written notice though no such termination will be effective earlier than 11:59 p.m. New York City local time on July 1, 2006.

(b)     Upon  termination  of  this  Agreement,  provided  that  there  is  no outstanding indebtedness then owing by Client to Stern, Stern shall, at Client's request and expense transfer, assign and make available to Client all property and materials in its possession or control belonging to Client.

(c) The obligations of the parties pursuant to paragraphs 3, 4, 5 and 6 shall survive the termination of this Agreement.

7.     GOVERNING LAW

This agreement will be governed and construed in accordance with the laws of the State of New York without regard to the principles of choice of law or conflict of laws of such jurisdiction. The parties hereto irrevocably consent to the jurisdiction of any federal or state court located in the City of New York as the sole and exclusive forum with respect to any dispute, claim or controversy arising out of this agreement or the transactions or services contemplated hereby, and hereby waive any and all defenses of forum non conveniens to the extent that any action is brought in such jurisdiction.

8.     AMENDMENT

          This Agreement may only be amended or modified by a writing which specifically references this Agreement and which is signed by both parties. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof.

If you are in agreement with the above, would you kindly sign both copies of this letter in the space provided for that purpose below, and return both copies to Stern & Company for our records.

                                   Sincerely,

                                   STERN & CO.



                              By:     __________________________
                                   Stephanie Stern, President
AGREED:

     STEM CELL THERAPY INTERNATIONAL CORPORATION


By:     _______________________________
     Calvin Cao
     Chairman and Chief Executive Officer

Dated:     _______________________________